Exhibit 10.3

Ritter Pharmaceuticals, Inc.
Executive Compensation Plan

Objectives of the Plan

The purpose of this Executive Compensation Plan (the “Plan”) is to reward the Company’s Chief Executive Officer, Andrew J. Ritter (“A. Ritter”), and Chief Operating Officer, Ira Ritter (“I. E. Ritter”), for contributions to the success of Ritter Pharmaceuticals, Inc. (the “Company”). A. Ritter and I. Ritter are each referred to herein as an “Executive” and, together, as the “Executives.” This Plan shall be effective as of the date it is approved by the Company’s Board of Directors (the “Board”) and executed by the covered Executives (the “Effective Date”).

A.	Base Salary and Bonus

1.	Base Salary. From and after the Effective Date (as defined below), A. Ritter’s base salary shall be $225,000 per year (the “A. Ritter Base”) and I. Ritter’s base salary shall be $210,000 per year (the “I. Ritter Base” and, together, the “Base Salary”), paid out in accordance with the Company’s normal payroll practices. Base Salary hereunder shall be subject to adjustment from time to time by the Board and in accordance with Section A.2 hereof. The parties acknowledge that they have been receiving their applicable Base Salary since August 1, 2012, and that no additional amounts are due to them in respect of this provision as of the Effective Date. Base Salary shall be reviewed by the Board upon the earlier of consummation of a Base Financing or License Event (each as defined below).

2.	Car Allowance. From and after the Effective Date, A. Ritter shall be entitled to an annual car allowance of up to $8,400 and I. Ritter shall be entitled to an annual car allowance of up to $12,000. Any car allowance claimed by an Executive from time to time hereunder shall result in an automatic reduction in such Executive’s Base Salary then in effect.

3.	Clinical Trial and Fundraising Bonus Opportunities. Each Executive shall be eligible for certain cash and equity bonuses upon the achievement of one or more of the milestones set forth below.

a.	FDA meeting. Any in-person or telephonic meeting with the FDA regarding, or any written response by the FDA to questions posed by the Company regarding, RP-G28’s path to FDA approval. Achievement of this milestone shall result in (i) payment of a one-time cash bonus of $10,000 to each Executive hereunder paid within 60 days of the achievement of the milestone; and (ii) vesting of each Executive’s Option Grant (as defined below) in the amount of 35% of 25,000 shares, with the balance of such 25,000 shares vesting in 36 equal monthly installments beginning on the last day of the following month. The parties understand that this milestone was achieved on February 20, 2012, and that the Executives shall be entitled to the applicable cash bonus and equity vesting in accordance with the terms hereof.

b.	Clinical trial funding commitment. Any commitment by a third-party to fund a Phase II or later clinical trial after the Effective Date, whether or not any such committed funds are paid directly to the Company. Achievement of this milestone shall result in (i) a payment of a one-time cash bonus of $75,000 to each Executive hereunder paid within 60 days of the achievement of the milestone; and (ii) vesting of each Executive’s Option Grant in the amount of 35% of 75,000 shares, with the balance of such 75,000 shares vesting in 36 equal monthly installments beginning on the last day of the following month. Notwithstanding the foregoing, any cash bonus for which an Executive may be eligible hereunder shall not be due and payable at any time the Company has less than $2,000,000 in available cash.

c.	Fundraising up to $10,000,000. The sale of additional equity capital for cash, in one or more closings after July 17, 2012, and/or the actual deployment of funds by a third party for a clinical trial after the Effective Date, in an aggregate amount in excess of $2,000,000, but no more than $10,000,000 (a “Base Financing”). Achievement of this milestone shall result in: (i) payment of a one-time cash bonus of $50,000 to each Executive hereunder paid within 60 days of the achievement of the milestone; and (ii) vesting of each Executive’s Option Grant in the amount of 35% of 50,000 shares, with the balance of such 50,000 shares vesting in 36 equal monthly installments beginning on the last day of the following month. Notwithstanding the foregoing, any cash bonus for which an Executive may be eligible hereunder shall not be due and payable at any time the Company has less than $2,000,000 in available cash.

d.	Fundraising in Excess of $10,000,000. The sale of additional equity capital for cash, in one or more closings after July 17, 2012, and/or the actual deployment of funds by a third party for a clinical trial after the Effective Date, in an aggregate amount in excess of $10,000,000. Achievement of this milestone shall result in (i) payment of a one-time cash bonus of $150,000 to each Executive hereunder paid within 60 days of the achievement of the milestone; and (ii) vesting of each Executive’s Option Grant in the amount of 35% of 100,000 shares, with the balance of such 100,000 shares vesting in 36 equal monthly installments beginning on the last day of the following month. Notwithstanding the foregoing, any cash bonus for which an Executive may be eligible hereunder shall not be due and payable at any time the Company has less than $2,000,000 in available cash. In addition, any cash or equity bonus amount due under this Section A.3(d) shall be reduced by any cash or equity bonus paid or payable pursuant to Section A.3(c).

4.	License Event Bonus Opportunities. The closing of an exclusive license of a Product Candidate (as defined below) by and/or any option to exclusively license such Product Candidate to a third party (a “License Event”) with a minimum upfront payment to the Company of $2,000,000. Achievement of this milestone shall result in:

a.	payment to each Executive of a graduated cash bonus equal to (i) 5% of the Initial Period License Payment (as defined below) up to $5,000,000; (ii) 4% of the Initial Period License Payment in excess of $5,000,000 up to $10,000,000; and (iii) 3% of the Initial Period License Payment in excess of $10,000,000. Any such payment shall be made by March 15 of the year following the year in which the payment is earned. For purposes of this Plan, the term “Initial Period License Payment” shall mean the aggregate amount in cash received by the Company (not including any amount placed in escrow or subject to earn-outs, contingencies or other deferrals or earmarked to pay or reimburse the Company for research and development activities) in respect of the License Event over a 24-month period beginning on the closing date of such License Event (which period is referred to herein as the “Initial Period”);

b.	upon the receipt by the Company of an Initial Period License Payment of more than $2,000,000, vesting of each Executive’s Option Grant in the amount of 35% of 325,000 shares, with the balance of such 325,000 shares vesting in 36 equal monthly installments beginning on the last day of the following month; and

c.	with respect to any Annual Exc s Milestone Payments (as defined below), (i) payment of a cash bonus equal t 3% of such amounts to each Executive; and (ii) vesting of each Executive’s Option Grant in the amount of 35% of 50,000 shares, with the balance of such 50,000 shares vesting in 36 equal monthly installments beginning on the last day of the following month. For purposes of this Section A.4(c), the term “Annual Excess Milestone Payments” shall mean the amount in cash in excess of $2,000,000 (not including any amounts placed in escrow or subject to earn-outs, contingencies or other deferrals) that is received by the Company in respect of any Post-Closing Milestones (as defined below) in each 12-month period beginning on the expiration of the Initial Period. For purposes of this Section A.4(c), the term “ Post-Closing Milestones” shall mean any post-closing payouts set forth in the definitive transaction documentation executed in connection with a License Event, provided, however, that such amounts shall not include any amounts that are determined by the Board to comprise all or a portion of any upfront payment made in connection with a License Event and any royalty payments based on product sales. Notwithstanding the foregoing, no payment shall be due and payable to an Executive under this Section A.4(c) at any time the Company has less than $1,000,000 in available cash.

5.	Multiple License Events for a Single Product Candidate. In the event the Company enters into more than one (1) License Event with respect to a single Product Candidate (i.e., for a separate field of use), then the proceeds of any such additional License Event shall be included with the proceeds of the original

License Event for purposes of meeting any of the financial thresholds set forth in Section A.4 above with respect to such Product Candidate.

6.	Multiple Offers for RP-G28. Receipt by the Company of more than one bonafide term sheet for a proposed License Event with respect to RP-G28. Achievement of this milestone shall result in payment of an additional 10% of any cash bonus earned in connection with the achievement of any of the bonus opportunities described in Sections A.3 and Section A.4 above. Such payment shall be made by March 15 of the year following the year in which the payment is earned.

B.	Severance. If the Company terminates Executive’s employment at any time after the Effective Date other than for Cause (as defined below), Executive shall be entitled to a lump sum cash severance payment in the amount of nine (9) months of his Base Salary then in effect, payable within 60 days of the Executive’s termination, provided, however, that such severance shall not be due and payable at any time the Company has less than $2,000,000 in available cash. For purposes of this Section B, “Cause” means (i) Executive’s willful and continued failure to substantially perform the duties and obligations of Executive’s position with the Company; (ii) any proven act of personal dishonesty, fraud or misrepresentation taken by Executive which was intended to result in substantial gain or personal enrichment of Executive at the expense of the Company; (iii) Executive’s violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company, excluding violations made in good faith and upon advice of the Company’s counsel or directive of the Board; (iv) Executive’s conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State, excluding felonies for minor traffic violations and vicarious liability (in any such case of vicarious liability, so long as Executive did not know of the felony and did not willfully violate the law); or (v) Executive’s breach of the terms of any agreement in place between Executive and the Company from time to time, which breach, if curable, is not remedied in a reasonable period of time (not to exceed thirty (30) days) after receipt of written notice from the Company.

C.	Equity Cap, Timing of Cash Payments, Certain Tax Provisions; Product Candidates

1.	Option Terms. Upon approval of this Plan, each Executive shall be granted an option to purchase up to 350,000 shares of the Company’s Common Stock (each, an “Option Grant”), which option shall vest in the manner set forth above. The Option Grants shall be issued in accordance with the terms of the Company’s equity incentive plan and option agreement then in effect exercisable at a price equal to the Company’s fair market value on the date of grant. Notwithstanding anything to the contrary set forth herein, the total potential number of stock options that may be awarded under this Plan may in no event exceed 350,000 per Executive and any options for which a vesting date or schedule has not been established by the second anniversary of the grant date shall be automatically terminated.

2.	Timing of Cash Payments. Any cash bonus not made on or prior to the date due solely as a result of the Company’s failure to satisfy a minimum cash availability requirement as of such date (each such date, a “Cash Bonus Payment Date”) shall be made when sufficient cash becomes available, except that if sufficient cash remains unavailable for more one (1) year from any Cash Bonus Payment Date, the payment to which such Cash Bonus Payment Date relates will not be made even if sufficient cash later becomes available.

3.	Tax Withholding. The Company or an affiliate may deduct from all compensation and benefits payable under this Plan any taxes or withholdings the Company is required to deduct pursuant to state, federal or other laws.

4.	Code Section 409A. To the extent applicable, it is intended that this Plan and any payment made hereunder shall comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exemption or exclusion therefrom, and any related regulations or other guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service (“Code Section 409A”) and shall in all respects be administered in accordance with Code Section 409A. Any provision that would cause the Plan or any payment hereunder to fail to satisfy Code Section 409A shall have no force or effect until amended to comply with Code Section 409A in the least restrictive manner necessary and without any diminution in the value of the payments to Executive, which amendment may be retroactive to the extent permitted by Code Section 409A.

5.	Product Candidate. For purposes of Section A.4 above, the term “Product Candidate” shall mean RP-G28 and/or any future product candidate developed by the Company from time to time during the term of this Plan (provided such future product candidate has been designated as a new Product Candidate for purposes of this Plan by the Committee (as defined below)). The Executives may earn the bonuses set forth in Section A.4 above for any License Event (or multiple License Events) involving a particular Product Candidate provided that the applicable minimum financial threshold has been met, provided, further, however, that no equity bonus opportunity set forth in Section A.4 above may be earned by an Executive more than once regardless of the number of qualifying Product Candidates and related License Events consummated during the term of this Plan.

D.	Administration and General Provisions

1.	Administration. This Plan shall be administered by the Board’s Compensation Committee (the “Committee”), except as otherwise provided herein. Whether the Company has achieved any of the milestones described above, and the determination to issue any cash or equity bonus hereunder, shall be within the sound discretion of the Board acting upon the recommendation of the Committee.

2.	Entire Agreement. This Plan embodies the entire agreement and understanding of the Company and the Executives in respect of the subject matter of the Plan and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter. This Plan may be amended only by a written document signed by the Company and each Executive to whom the amendment applies.

3.	Assignment. An Executive’s rights and obligations under this Plan may not be assigned by the Executive.

4.	Reformation. If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Plan.

5.	Liquidation, Dissolution, Winding Up. This Plan shall automatically terminate upon the liquidation, dissolution or winding up the Company.

6.	No Legal Representation. The parties acknowledge that Quarles & Brady, LLP, is counsel to the Company and assisted in the drafting of this document but, in doing so, did not represent either of the Executives, who were free to obtain independent counsel at any time prior to the execution hereof.

7.	Creation of Rights. Neither the establishment of this Plan, nor any modification or amendment hereof, nor the payment of any award hereunder, shall be construed as giving an Executive: (i) any legal or equitable right against the Company, Board or Committee, as the Plan administrator; (ii) the right to payment of any award hereunder (unless the same shall be specifically provided herein); or (iii) the right to be retained in the service of the Company. Executive’s employment is and shall at all times remain at-will. The Executive must be employed by the Company at the time any award hereunder is approved for payment by the Board in order to be eligible to receive such award.

E.	Acknowledgment

The Plan was approved by the Board on        9/25      , 2013 and is hereby agreed to and acknowledged by the undersigned:

On behalf of the Company:

/s/ Andrew J. Ritter	9/25/13
Andrew J. Ritter	Date

On behalf of the Executive:

/s/ Andrew J. Ritter	9/25/13
Andrew J. Ritter	Date
Chief Executive Officer

Ira E. Ritter	9/25/13
Ira E. Ritter	Date
Chief Executive Officer

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